Exhibit 99.1

Contact:

ComEd Media Relations

(312) 394-3500

Illinois Commerce Commission Announces Decision in ComEd

Rate Increase Request

CHICAGO (September 10, 2008) — The Illinois Commerce Commission announced in a news release today that it granted ComEd a delivery service rate increase of approximately $270 million. This represents a $90 million reduction of ComEd’s original $361 million rate increase request. The new rates are related only to the costs that ComEd incurs to deliver electricity to its customers. This increase will raise the average residential customer’s monthly bill by approximately $4.50 on an average $81 monthly bill, according to ICC figures.

ComEd has not yet received an ICC Order for its rate increase request and will need to evaluate it in its entirety, as well as its impact on customers and the company. The Commission is expected to issue its Order this week.

ComEd’s request for a rate increase was made in response to higher costs to modernize and maintain system reliability. The cost increases are being driven by increased demand, and increased material costs for system infrastructure improvements.

“While ComEd is committed to keeping rates as low as possible, we are also committed to providing our 3.8 million customers with reliable service. This increase is necessary to respond to higher infrastructure improvement costs and to support growing demand,” said Anne Pramaggiore, executive vice president of customer operations, regulatory and external affairs for ComEd.

ComEd remains committed to keeping the lights on while looking for ways to operate more efficiently and generate sustained cost-savings, which directly benefits our customers.

“We look forward to engaging further with the ICC and others to explore new Smart Grid technologies that can dramatically change the nature of service to our customers and empower them to make wiser energy choices,” said Pramaggiore.

The ICC gave ComEd the green light to study “Smart Grid” technologies further as part of the utility’s proposal for a System Modernization Rider, and then to work collaboratively with other interested parties to consider smart grid issues. The collaborative effort will be followed by a formal docket filed with the ICC leading to adoption of smart grid goals, according to an ICC news release.

In a time of increasing household costs, ComEd recognizes that rate increases can be difficult for many customers. So it is encouraging customers in need to take advantage of the assistance and education programs currently available.

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ComEd Rates/Page Two

As part of ComEd’s CARE assistance programs, ComEd will distribute more than $18 million in assistance to customers most in need. Customers can apply for energy assistance programs through one of the local LIHEAP administering agencies. In Chicago and Cook County, customers can call 1-800-571-2332. More information is available at www.ComEd.com or by phone at 888-806-CARE (2273).

Plus, all residential customers can take advantage of ComEd’s many energy efficiency and demand response programs, which help customers conserve energy and save money on their bills. ComEd’s AC Cycling Program, the interactive Online Energy Audit and its program to provide compact fluorescent light bulbs at significantly reduced prices are among the different ways that customers can save money by using less electricity. More information on these programs, as well as additional tips and tools, are available at www.ComEdCare.com.

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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.4 million customers. ComEd provides service to approximately 3.8 million customers across Northern Illinois, or 70 percent of the state’s population.